EXHIBIT 10.3

Loan No. ML0988S01A

UNCOMMITED REVOLVING CREDIT SUPPLEMENT

     THIS SUPPLEMENT to the Master Loan Agreement dated January 22, 2004 (the “MLA”), is entered into as of March 4, 2004 between CoBANK, ACB (“CoBank”) and CHS Inc., Inver Grove Heights, Minnesota (the “Company”), and amends and restates the Supplement dated January 22, 2004.

     SECTION 1. Uncommitted Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, and subject to CoBank’s sole discretion, CoBank may make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $50,000,000.00 at any one time outstanding (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay and reborrow.

     SECTION 2. Purpose. The purpose of the Commitment is to finance working capital needs.

     SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including May 21, 2004, or such later date as CoBank may, in its sole discretion, authorize in writing.

     SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

          (A) Base Rate Option. At a rate per annum at all times equal to the Base Rate. For the purposes hereof, Base Rate means that rate in effect from day to day defined as the “prime rate” as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if The Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Lender in its reasonable discretion. Loans for which the Base Rate option is selected are referred to herein as “Base Rate Loans”.

          (B) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 1%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1 month as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period.

     SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

     SECTION 6. Amendment Fee. In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $27,500.00.

     IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	CHS Inc.

By:	By:

Title:	Title: